Exhibit 10.2
THIRD AMENDMENT TO THE
FOURTH AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT

THIS THIRD AMENDMENT TO THE FOURTH AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT (this “Amendment”) made as of the 1st day of June, 2015, (the “Effective Date”), shall amend the Fourth Amended and Restated Trademark License Agreement made July 27, 2011 (the “Master License Agreement”), by and between Nextel Communications, Inc., a Delaware corporation, having a place of business at with an office at 6200 Sprint Parkway, Overland Park, Kansas 66251(“Licensor”) and NII Holdings, Inc. (f/k/a/ Nextel International, Inc.), a Delaware corporation, having a place of business at 1875 Explorer Street, Suite 800, Reston, Virginia 20190 (“Licensee”). Licensor and Licensee may be herein each referred to as a “Party” and together as the “Parties”. Capitalized terms defined in the Master License Agreement and not otherwise defined herein shall have the same meaning in this Amendment as in the Master License Agreement.

RECITALS

A.    On July 27, 2011, the Parties entered into the Master License Agreement whereby Licensor granted Licensee and its Subsidiaries the right to use the Marks in accordance with the terms and conditions set forth therein.

B.     On September 15, 2014, Licensee filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York, Case No. 14-12611.

C.     Licensee requested to assume pursuant to section 365 of the Bankruptcy Code the Master License Agreement in the Bankruptcy proceeding.

D.    Licensor objected to Licensee’s assumption of the Master License Agreement.

NOW, THEREFORE, in consideration of the mutual promises, conditions and understandings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.	Effective as of the Effective Date, the Parties agree to modify the Agreement by modifying or adding the following sections:

6.1 Notifications and Maintenance of Registrations. Within sixty days of the execution of this Agreement, and on an annual basis thereafter, Licensee shall provide to Licensor a full and complete listing of existing registrations, pending applications, and pending oppositions, administrative or legal actions relating to the Marks (the “Annual Report”). Within 30 days of the presentation of the first Annual Report, the Parties will determine which of the Marks represent critical intellectual property rights that are core to the Parties’ businesses (the “Core Marks”). The maintenance of registrations for the Marks in any country in the Territory will be the sole responsibility of Licensee at Licensee's cost and expense, including any tax that may be levied within the Territory. Licensee shall timely advise Licensor regarding the filing of any renewal applications and the renewal of the registrations. Licensee may not allow the Core Marks to be abandoned without the express written consent of the Licensor. In the event that Licensor determines that the Core Marks intended to be abandoned by the Licensee should be maintained, they shall so advise Licensee within ten (10) days following

Licensor's receipt of the intention to abandon so that Licensee may proceed with the renewal at Licensee’s cost. For purposes of clarification, if it is not possible to renew and/or maintain the mark for reasons such as non-use, Licensor may instruct Licensee to file a replacement application to protect the Core Marks.

6.2 New Trademark and Service Mark Clearance and Filings. Licensor is responsible for conducting any necessary trademark searches and for filing and prosecuting trademark and service mark applications for the Marks licensed to Licensee, but may at its discretion, elect to allow Licensee to do so on its behalf in which case such costs will be borne by the Licensee. Filings by Licensee on Licensor's behalf are subject to prior approval of the intellectual property group of Licensor's law department, such approval not to be unreasonably withheld. Licensee is responsible for all reasonable costs associated with Licensor's filing, maintenance, protection, taxes or other costs related to the Marks in the Territory, including but not limited to costs associated with oppositions, cancellations, administrative actions, legal actions and/or any other type of action necessary to register and protect the Marks. Licensee's request for approval (i) to file and/or prosecute such applications for the Marks; or (ii) of any proposed applications for the Marks; and (iii) to commence any action to protect the Marks shall be deemed approved if Licensor has not responded to Licensee's written request for approval within ten (10) days following Licensor's receipt of that notice. Licensee shall timely advise Licensor regarding the filing of any new applications, the abandonment of any application and/or the grant of the registrations. Licensee shall also timely advise Licensor of any developments in any actions taken to register and protect the Marks and may not settle any actions without Licensor’s prior written consent.

6.4 Non-Use Countries Opt-Out. Notwithstanding Section 2.7, should Licensee elect to reject payment of costs and expenses under Sections 6.1 and 6.2 for Core Marks for countries within the Territory where Licensee or a Licensee Subsidiary is not engaged in Licensed Activities, then the Marks License and Trade Name License granted hereunder will terminate with regard to that country either (i) 30 days after Licensee provides notice to Licensor of rejection of payments of costs and expenses in that country or (ii) 30 days after Licensor provides Licensee notice of failure to pay costs and expenses pursuant to this Agreement in that country and Licensor opts to not pay those cost and expenses demanded in that notice within that 30 days from the date of the notice from Licensor.

2.	All other terms and conditions of the Master License Agreement, as amended, shall remain in full force and effect except as expressly amended hereby.

3.
This Amendment may be executed in any number of counterparts and by the different Parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

4.
The Master License Agreement, as amended hereby, constitutes the entire understanding among the Parties concerning the subject matter hereof and supersedes all prior discussions, agreements, and representations, whether oral or written, and whether or not executed by the Parties. No modification, amendment, or other change may be made to it unless reduced to in writing and executed by authorized representatives of both Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of June 1, 2015.

NEXTEL COMMUNICATIONS, INC.

By: /s/ HARLEY R. BALL
Name: Harley R. Ball
Title: VP, Intellectual Property Law

NII HOLDINGS, INC.

By: /s/ SHANA C. SMITH
Name: Shana C. Smith
Title: VP, Deputy GC